Exhibit 10.28.5

AMENDMENT TO

MACY’S, INC. PROFIT SHARING 401(k) INVESTMENT PLAN

The Macy’s, Inc. Profit Sharing 401(k) Investment Plan as restated effective as of January 1, 2008 (the “Plan”) is hereby amended, as if the Plan provisions modified by this amendment had been originally contained in the Plan and in order to meet the requirements of the Heroes Earnings Assistance and Relief Tax Act of 2008 and to more fully describe the effect of military service on Plan participation, in the following respects.

1. Section 17.5 of the Plan is amended in its entirety to read as follows.

17.5 Plan Benefits and Service for Military Service. Notwithstanding any provision of the Plan to the contrary and in order to satisfy the requirements of Sections 401(a)(37) and 414(u) of the Code with respect to a Participant’s qualified military service, the following subsections of this Section 17.5 shall apply.

17.5.1 If any contribution is made to the Plan by the Employer with respect to a Participant or by the Participant as a result of the Participant’s rights under Chapter 43 of Title 38 of the United States Code (as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment) and by reason of the Participant’s qualified military service, then: (i) such contribution shall not be subject to any otherwise applicable limitation under Code Section 402(g), 404(a), or 415, and shall not be taken into account in applying such limitations to other contributions made under the Plan, with respect to the year in which the contribution is made; (ii) such contribution shall be subject to the limitations described in clause (i) above with respect to the year to which the contribution relates; and (iii) the Plan shall not be treated as failing to meet the requirements of Code Section 401(a)(4), 401(k)(3), 401(m), 410(b), or 416 by reason of the making of such contribution.

17.5.2 If a Participant is entitled to the benefits of Chapter 43 of Title 38 of the United States Code (as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment), then the following paragraphs of this Subsection 17.5.2 shall apply with respect to the Participant.

(a) The Participant may make additional Pre-Tax Elective Savings Contributions, Roth Elective Savings Contributions, and/or After-Tax Savings Contributions under the Plan (in the amount determined under paragraph (c) below) during the period which begins on the date of the Participant’s reemployment by the Employer and has the same length as the lesser of (i) the product of three and the Participant’s period of qualified military service which resulted in his or her rights under this paragraph (a) or (ii) five years.

(b) The Employer shall make Matching Contributions under the Plan with respect to any additional Savings Contributions made pursuant to paragraph (a) above which would have been required under the Plan had such additional Savings Contributions actually been made during the period of the Participant’s qualified military service which results in the Participant’s rights under paragraph (a) above.

(c) The amount of additional Pre-Tax Elective Savings Contributions, Roth Elective Savings Contributions, or After-Tax Savings Contributions that can be made by the Participant under paragraph (a) above is the maximum amount of such contributions that the Participant would have been permitted to make under the Plan during the period of his or her qualified military service which results in his or her rights under paragraph (a) above if the Participant had continued to be employed by the Employer during such period and received Compensation as determined under Subsection 17.5.6 below. However, the amount determined under this paragraph (c) shall be properly adjusted for any Pre-Tax Elective Savings Contributions, Roth Elective Savings Contributions, or After-Tax Savings Contributions the Participant actually made under the Plan during the period of such qualified military service.

17.5.3 If the Plan suspends the Participant’s obligation to repay any loan made to him or her by the Plan for any period during which the Participant is performing service in the uniformed services, as defined in Chapter 43 of Title 38 of the United States Code (as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment), such suspension shall not be taken into account for purposes of applying Code Section 72(p), 401(a), or 4975(d)(1) to the loan on the Plan.

17.5.4 An individual reemployed as an Employee under Chapter 43 of Title 38 of the United States Code (as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment) shall be treated as not having incurred a Break-in-Service for purposes of the Plan by reason of such individual’s qualified military service.

17.5.5 Each period of qualified military service served by an individual shall, upon reemployment as an Employee under Chapter 43 of Title 38 of the United States Code (as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment), be deemed to constitute Vesting Service for purposes of the Plan.

17.5.6 For purposes of Article 7A above and Subsection 17.5.2(c) above, a Participant who is in qualified military service shall be treated as receiving Compensation from the Employer during the period of qualified military service equal to the Compensation the Participant would have received during such period were he or she not in qualified military service, determined based on the rate of pay the Participant would have received from the Employer but for his or her absence during the during the period of qualified military service; except that, if the Compensation the Participant would receive during the period of qualified military service is not reasonably certain, then the Participant shall be treated as receiving Compensation from the Employer during the period of qualified military service equal to the Participant’s average Compensation from the Employer during the shorter of (i) the twelve month period immediately preceding the period of the qualified military service or (ii) the Participant’s entire period of employment by the Employer.

17.5.7 If a Participant dies on or after January 1, 2007 and while performing qualified military service, the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then ceased to be an Employee on account of death. However, the amount of such death benefit is not determined as if the Participant’s Accounts were allocated contributions or forfeitures during such qualified military service.

17.5.8 An individual receiving, in a Plan Year that begins after December 30, 2008, a differential wage payment from the Employer shall be treated as an Employee and the differential wage payment shall be treated as part of the Participant’s Compensation solely for purposes of applying Subsection 2.1.13 above, Article 5A above, Article 6A above, Article 7A above, and Article 16 above and applying any other requirement imposed by the Code on the Plan (but shall not be treated as part of the Participant’s Covered Compensation or used for any other purposes of the Plan). Notwithstanding the immediately preceding sentence, for purposes of Section 11.10 above, such individual shall be treated as having been severed from employment with the Affiliated Employers during any period in which he or she is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for a period of more than 30 days. However, if such individual elects to receive a distribution from the Plan by reason of the first sentence of this Subsection 17.5.8, he or she may not make any Savings Contribution to the Plan during the six-month period beginning on the date of the distribution. For purposes hereof, a “differential wage payment” means any payment that is made by the Employer to an individual with respect to any period during which the individual is performing service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code) while on active duty for a period of more than 30 days and represents all or a portion of the wages that the individual would have received from the Employer if the individual were performing service for the Employer.

17.5.9 Nothing in this Section 17.5 shall be deemed to require (i) any crediting of Plan income to a Participant’s Account with respect to any contribution before such contribution is actually made or (ii) any allocation of a Plan forfeiture to a Participant’s Account with respect to a period of qualified military service of the Participant.

17.5.10 For all purposes of this Section 17.5, “qualified military service” means, with respect to any individual, any service of his or hers in the uniformed services (as defined in Chapter 43 of Title 38 of the United States

Code, as such chapter is in effect on December 12, 1994 and without regard to any subsequent amendment) if he or she is entitled to reemployment rights with the Employer under such chapter with respect to such service.

2. Section 17.17 of the Plan is amended in its entirety to read as follows.

17.17 Application of Certain Plan Provisions to Prior Plans.

17.17.1 Notwithstanding any other provision of the Plan to the contrary, while the provisions of this Plan document are generally effective only as of the Effective Amendment Date, certain provisions of the Plan are effective as of earlier dates (and apply to one or more Prior Plans as in effect prior to the Effective Amendment Date) to the extent such provisions (i) are necessary to meet the requirements of laws and regulations that have effective dates after December 31, 2001 and prior to the Effective Amendment Date, including but not limited to the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001, the Job Creation and Worker Assistance Act of 2004, the Pension Protection Act of 2006, the Heroes Earnings Assistance and Relief Tax Act of 2008 and Internal Revenue Service final regulations issued under Code Sections 401(k), 401(m), 411(d), and 415, or (ii) are necessary to reflect plan mergers or significant amendments adopted for a Prior Plan.

17.17.2 In this regard, the provisions of the Plan that are effective as of dates prior to the Effective Amendment Date (and apply to one or more Prior Plans in effect prior to the Effective Amendment Date) for reasons described in Subsection 17.17.1 above include, but are not necessarily limited to, certain provisions of Subsection 2.1.6, Subsection 2.1.27, Subsection 5.1.9, Section 5.2, Section 5.6, Subsection 5A.2.1, Subsection 5A.3.3, Subsection 5A.3.4, Subsection 5B.2.2, Subsection 5B.2.3, Subsection 6.2.2, Subsection 6A.2.1, Subsection 6A.2.2, Subsection 6A.3.4, Section 6A.6, Subsection 7.12.3, Article 7A, Section 8.4, Subsection 9.1.3, Subsection 9A.3.4, Subsection 9A.8.5, Subsection 9A.8.6, Subsection 9B.8.5, Subsection 9B.8.8, Section 11.7, Section 11.9, Section 11.10, Subsection 14.4.3, Article 15, Article 16, and Subsection 17.5 of the Plan.

IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment.

MACY’S, INC.

By:	/s/ David W. Clark
Title:	EVP, Human Resources & Diversity

Date:	12/15/2010

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